Exhibit 4.15
LADENBURG THALMANN & CO. INC.
4400 Biscayne Blvd., 14th Floor
Miami, Florida 33137
Liberator Medical Holdings, Inc.
2979 South East Gran Park Way
Stuart, Florida 34997
Attention: Mark A. Libratore, President
October 17, 2008
Re:     Waiver and Amendment under May 2008 Warrants
Dear Mark:
     Reference is hereby made to the Warrant to Purchase Common Stock (the “May 2008 Warrants”) issued by Liberator Medical Holdings, Inc. (the “Company”) on May 22, 2008 to Ladenburg Thalmann & Co. Inc. (“Ladenburg”) as compensation under the Investment Banking Agreement, dated as of March 10, 2008, as supplemented by the letter agreement dated May 22, 2008, between the Company and Ladenburg, in connection with the transactions consummated under the Securities Purchase Agreement, dated as of May 22, 2008 (the “May 2008 SPA”), by and among the Company, Liberator Medical Supply, Inc., as guarantor (“Liberator Supply”), and Millennium Partners, L.P. (“Investor”), as purchaser, of the securities issued under the May 2008 SPA.
     In connection with the Securities Purchase Agreement to be entered into on the date hereof by and among the Company, as issuer, Liberator Supply and Liberator Health and Education Services, Inc., as guarantors, and one or more purchasers, including the Investor (collectively, the “Purchasers”), for the sale and issuance by the Company and the purchase by the Purchasers of 3% Senior Convertible Notes due 2010 (the “New Notes”) and warrants to purchase common stock of the Company (including warrants that may be issued as compensation to Ladenburg as placement agent for the Company in connection with said transaction, the “New Warrants”), Ladenburg hereby confirms and agrees, solely for the benefit of the Company, as follows:
1.	Ladenburg directly and beneficially holds all of the May 2008 Warrants; and

2.	Ladenburg hereby, in its capacity as holder of the May 2008 Warrants, (i) waives any right it may have to have the Exercise Price (as defined in the May 2008 Warrants) adjusted in connection with the issuance, conversion or exercise of the New Notes (including any replacements thereof), the New Warrants (including any replacements thereof) or the 3% Senior Convertible Note due 2010 of the Company (including any replacements thereof) originally issued to Millennium pursuant to the May 2008 SPA, as amended and restated on the date hereof, and (ii) irrevocably and permanently waives its rights under Section 4(b) of the May 2008 Warrants and agrees that the May 2008 Warrants (and any replacements thereof) shall be amended so as to delete Section 4(b) therefrom in its entirety.
     This letter shall be governed by the laws of the State of New York. Yours truly,

LADENBURG THALMANN & CO. INC.
By:	/s/ Barry E. Steiner
	Name:	Barry E. Steiner
	Title:	Managing Director